Exhibit 4.26

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                          COMMON STOCK PURCHASE WARRANT

                                                                   July 29, 2002

                    Certificate Representing 600,000 Warrants
                      To Purchase Shares of Common Stock of

                                 CYTOMEDIX, INC.

         THIS IS TO CERTIFY THAT, for value received, HMA Advisors Inc., or its assigns, (the "Holder"), is entitled to purchase from Cytomedix, Inc., a Delaware corporation (the "Company"), Six Hundred Thousand (600,000) shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), on the terms and conditions hereinafter set forth.

         I. Grant and Vesting. The Company hereby grants to the Holder warrants (the "Warrants") to purchase up to Six Hundred Thousand (600,000) shares of Common Stock at a purchase price equal to $1.00 per share. The Warrants shall vest as to all shares of Common Stock immediately.

         II. Exercise Period. The Warrants shall be exercisable commencing on the date of original issuance of the Warrants and continue to be exercisable until 5:00 p.m., Central Standard Time, August 7, 2007.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and delivered as of the 29th day of July, 2002.

                                        CYTOMEDIX, INC.

                                        ____________________________
                                        Kent Smith, President